EMPLOYMENT AGREEMENT

AGREEMENT, effective as of March 1, 2004, by and between OLB.com, Inc. (the "Company") and Ronny Yakov ("Ex-ec-u-tive").

WITNESSETH:

WHEREAS, the Company is engaged in the business of private label e-commerce (the "Busi-ness");

WHEREAS, Executive is currently employed by the Compa-ny in the capacity of President and Chief Executive Officer; and

WHEREAS, Executive and the Company wish to enter into this Agreement setting forth the terms and conditions for Executive's continued employ-ment by the Company;

NOW, THEREFORE, in consideration of the premis-es and the mutual covenants and agreements herein con-tained, the Company and Executive agree as follows:

1. Employment: The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an em-ployee of the Company. Executive agrees to devote all of his business time, attention and energies to the perfor-mance of the duties assigned to him hereun-der, and to perform such duties faithfully, dili-gently and to the best of his abili-ties and subject to such laws, rules, regulations and policies as are from time to time applica-ble to the Company's employees. Execu-tive agrees to re-frain from engag-ing in any activity that does, will or could reason-ably be deemed to conflict with the best interests of the Compa-ny. Without limiting the generali-ty of the forego-ing, Execu-tive shall perform the duties associated with the positions of President and Chief Executive Offi-cer, and such other duties and re-spon-si-bil-i-ties as are from time to time assigned to Execu-tive by the Board of Direc-tors of the Compa-ny con-sis-tent with such posi-tions.

2. Term: This Agreement shall commence on March 1, 2004, and shall expire on February 28, 2009, unless sooner terminated in accor-dance with Sec-tion 8 hereof (the "Term"). There shall be no extension of this Agreement except by an agree-ment in writing, signed by the parties hereto.

3. Compensation:

(a) Salary: Executive's salary shall be at the annual rate of Two Hundred Fifty Thou-sand Dol-lars ($250,000) (the "Annual Salary"), pay-able in accor-dance with the Company's regu-lar payroll practic-es. All appli-cable withholding taxes shall be deducted from such payments.

(b) Incentive Bonus: In addition to the Annual Salary, Executive shall receive an annual bonus (the "Bonus") of Seventy-Five Thousand Dollars ($75,000), based upon the achievement of performance criteria established by Executive and the Board. The Bonus shall be prorated (based on full fiscal quarters of employment) for years in which Executive was not employed by the Company for a full fiscal year, and Executive shall not be entitled to receive any portion of the Bonus for any year in which his employment is terminated pursuant to Sections 8(a)(iii) hereof. All appli-cable withholding taxes shall be deducted from such payments.

(c) Stock Options: Effective as of March 1, 2004, and on each anniversary thereof during the Term, provided that Executive is employed by the Company on such date(s), the Company shall grant to Executive, subject to the terms and conditions of a stock option agreement effective as of March 1, 2004, options to acquire Twenty Thousand (20,000) shares of the Company's common stock, with a per share exercise price equal to Three Dollars and Fifty Cents ($0.50) (each a "Stock Option"). Each Stock Option shall become exercisable in increments of one-third (i.e., with regard to 6,667 shares of common stock) upon each anniver-sary of the date on which it is granted.

(d) Automobile Allowance: During the Term, the Company shall provide Executive with an automobile allowance of One Thousand Five Hundred Dollars ($1,500) per month.

4. Benefits: Executive shall be eligible to participate in such benefit plans as are, or from time-to-time hereafter may be, provided by the Company for its senior executive officers. All bene-fits shall be pro-vid-ed to Execu-tive in accor-dance with the terms and condi-tions of such benefit plans and pro-grams as are main-tained by the Company, as such plans are amended from time to time.

5. Vacation: Executive shall be entitled to paid vacation of two (2) weeks annually, in accordance with the Company's policies and procedures.

6. Reimbursement of Expenses: The Company will reim-burse Execu-tive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the Company may from time to time estab-lish. All payments for reimburse-ment of such ex-penses shall be made to the Executive only upon the presentation to the Compa-ny of appropriate vouchers or receipts.

7. Confidentiality; Non-Competition; Ownership of Works:

(a) Executive acknowledges that: (i) the Business is intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Com-pany, including, but not limited to, the iden-tity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are per-formed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personnel information and other trade secrets (the "Confidential Information"), provided that, Confidential Information shall not include any information that is or becomes publicly available other than as a result of a disclosure by Executive in violation of this Section 7; (ii) the direct or indi-rect disclosure of any such Confidential Information would place the Company at a compet-itive disadvantage and would do damage, monetary or otherwise, to the Company's busi-ness; and (iii) the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such Confidential Information. Execu-tive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Infor-mation consti-tutes a protectible busi-ness interest of the Company. According-ly, the Company and Executive agree as follows:

(b) For purposes of this Section 7, the Compa-ny shall be construed to include the Company and its par-ents and subsid-iaries engaged in the Busi-ness, in-clud-ing any divisions managed by Executive.

(c) During Executive's employ-ment with the Company, and at all times after the termi-nation of Executive's employ-ment by expi-ration of the Term or otherwise, Execu-tive shall not, di-rect-ly or indirectly, whether indi-vid-u-ally, as a direc-tor, stock-holder, owner, partner, em-ploy-ee, princi-pal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Infor-mation, other than in the proper per-formance of the duties con-templated herein, or as ex-pressly permitted herein, or as re-quired by a court of competent jurisdic-tion or other administra-tive or legis-lative body; provid-ed that, prior to dis-closing any of the Confidential Information as required by a court or other adminis-tra-tive or legis-lative body, Execu-tive shall promptly notify the Company so that the Compa-ny may seek a protec-tive order or other appropriate remedy. Execu-tive agrees to return all documents or other materials containing Confi-den-tial Infor-ma-tion, including all photo-copies, extracts and summaries there-of, and any such information stored elec-tronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

(d) During Executive's employment with the Company, Executive shall not engage in "Compe-tition" with the Compa-ny. For pur-poses of this Agree-ment, Compe-tition by Execu-tive shall mean Executive's engaging in, or other-wise directly or indi-rectly being employed by or acting as a consultant or lender to, or being a director, offi-cer, employee, prin-cipal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connec-tion with the activities of any other business or organi-zation anywhere in the United States which com-petes directly- with the Business of the Company.

(e) For a period of one (1) year fol-lowing the termination of Executive's em-ployment, whether upon expiration of the Term or other-wise, but except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Execu-tive shall not engage in Competition, as defined above, with the Company in any locality or region of the United States in which the Company had operations at the time of, or within six (6) months prior to, Executive's termi-nation, or in which, during the six (6) month period prior to Executive's termination, the Compa-ny had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this sub-paragraph for Execu-tive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation regis-tered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively par-ticipate in the business of such corporation until such time as this covenant expires.

(f) For a period of one (1) year after he ceases to be employed hereunder by the Company, wheth-er upon expira-tion of the Term or other-wise, but except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Execu-tive agrees that he will not, di-rectly or indirect-ly, for his benefit or for the benefit of any other person, firm or entity, do any of the fol-lowing:

(i) solicit from any customer doing business with the Compa-ny as of Executive's termina-tion, business of the same or of a similar nature to the busi-ness of the Compa-ny with such customer;

(ii) solicit from any known poten-tial customer of the Company business of the same or of a similar nature to that which has been the subject of a known writ-ten or oral bid, offer or proposal by the Compa-ny, or of sub-stantial prepara-tion with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termi-nation;

(iii) recruit or solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termi-na-tion of Executive's employ-ment, or within six (6) months prior there-to; or

(iv) otherwise knowingly interfere with the business or accounts of the Company.

(g) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of author-ship, whether or not copyrightable, trademarkable or patentable, which are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Com-pany, whether or not during normal working hours or on the premises of the Com-pany, which (i) relate to the actual or anticipated business, activities or research of the Company, or (ii) result from or are suggested by work performed by the Execu-tive for the Company, or (iii) result, to any extent, from use of the Company's premises or property (all of which are collectively referred to in this Agreement as "Works"). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.

(h) Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be rea-sonably or adequately compensated for by damag-es in an action at law, and that a breach or threatened breach by him of any of the provisions con-tained in this Section 7 will cause the Company irrepara-ble injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunc-tion, without the neces-sity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such viola-tion or threatened viola-tions.

(i) Executive further acknowledges and agrees that due to the uniqueness of his services and confi-den-tial nature of the information he will possess, the cove-nants set forth herein are reasonable and neces-sary for the protection of the business and goodwill of the Compa-ny.

8. <u>Termination</u>:

(a) The employment of Execu-tive hereunder shall termi-nate on the first to occur of the following:

(i) the date of Executive's death, adjudicated incompe-tency or adjudicated bankruptcy;

(ii) the date on which Executive shall have experi-enced a Disability (as defined be-low), and the Compa-ny gives Execu-tive notice of termi-na-tion on ac-count of Dis-ability;

(iii) the date on which Execu-tive shall have engaged in conduct which consti-tutes Cause (as de-fined below), and the Compa-ny gives Execu-tive notice of termi-na-tion for Cause;

(iv) expiration of the Term;

(v) the date on which the Company shall give Execu-tive notice of termi-na-tion for any reason other than the reasons set forth in (i) through (iv) above; or

(vi) the date on which circumstances constituting Good Reason (as de-fined below) occur, and Executive -gives - the Company notice of termi-na-tion for Good Reason.

(b) For purposes of this Agreement, "Disabili-ty" shall mean an illness, injury or other incapacitating condition as a result of which Execu-tive is unable to perform the services required to be per-formed under this Agreement for one hundred and twenty (120) consecu-tive days during the Term. In any such event, the Compa-ny, in its sole dis-cre-tion, may termi-nate this Agreement by giving notice to Executive of termina-tion for Disabil-ity. Executive agrees to submit to such medical examina-tions as may be necessary to deter-mine whether a Disabil-ity exists, pursuant to such rea-sonable requests made by the Company from time to time.

(c) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the follow-ing, as reason-ably deter-mined by the Compa-ny:

(i) intentional misconduct by Executive that has a material adverse effect on the Company;

(ii) any material misappropriation or embezzlement by Executive of the property of the Company;

(iii) Executive's conviction of, confession to, or guilty or nolo contendere plea to a felony; or

(iv) Executive's breach of any material term of this Agreement;

provided that, prior to making any determination that Cause has occurred, the Company shall provide Executive with written notice describing in detail the particular conduct at issue, after which time Executive shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

(d) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following:

(i) a material reduction by the Company in Executive's title, authority, status or responsibilities;

(ii) a reduction by the Company in the Annual Salary or Bonus; or

(iii) the Company's breach of any material term of this Agreement;

provided that, prior to making any determination that Good Reason has occurred, Executive shall provide the Company with written notice describing in detail the particular conduct at issue, after which time the Company shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

9 Compensation in Event of Termination; Survival: Upon termina-tion of Executive's employment for any reason, this Agreement shall terminate and the Compa-ny shall have no further obligation to Executive except as set forth in this Section 9; provided that, the provi-sions set forth in Sec-tions 7 and 11 hereof shall remain in full force and effect after the termina-tion of Executive's employ-ment.

(a) In the event Executive's employment is terminated pursuant to Sections 8(a)(i) or (ii) hereof prior to the expiration of the Term, Execu-tive or his es-tate, con-ser-va-tor or desig-nat-ed bene-ficia-ry, as the case may be, shall be enti-tled to payment of-- (i) any earned but unpaid Annual Salary, and payment for unused vaca-tion days through the date of termina-tion, and (ii) an amount equal to the Annual Bonus Executive would have received hereunder pursuant to Sec-tion 3(b) here-of, pro-rat-ed to the date of such termina-tion of employ-ment. Fol-low-ing any such termi-na-tion, nei-ther Execu-tive nor his estate, conserva-tor or desig-nated beneficia-ry shall be entitled to re-ceive any salary or other payment provided for hereunder, except as Executive may other-wise be enti-tled pursu-ant to any employee bene-fit plan.

(b) In the event Executive's employment is terminated pursuant to Section 8(a)(iii) hereof prior to the expiration of the Term, Execu-tive shall be entitled to payment of any earned but unpaid Annual Salary and payment for unused vacation days, through the date of termina-tion. Fol-low-ing any such termi-na-tion, nei-ther Execu-tive nor his estate, conserva-tor or desig-nated beneficia-ry shall be entitled to re-ceive any salary or other payment provided for hereunder, including any portion of the Annual Bonus, except as Executive may other-wise be enti-tled pursu-ant to any employee bene-fit plan.

(c) In the event Execu-tive's em-ploy-ment is terminated pursuant to Section 8(a)(iv) hereof upon expira-tion of the Term, Execu-tive shall be enti-tled to re-ceive, as his sole and exclu-sive remedy, (i) any earned but unpaid Annual Salary, and payment for unused vaca-tion days through the date of termina-tion, and (ii) the Annual Bonus, if not previously paid, pursuant to Section 3(b) hereof.

(d) In the event Execu-tive's em-ploy-ment is terminated pursuant to Sections 8(a)(v) or (vi) hereof prior to the expiration of the Term, Execu-tive shall be enti-tled to re-ceive, as his sole and exclu-sive remedy, (i) sever-ance pay equal to the Annual Salary Executive would have received through the expiration of the Term--, and (ii) an amount equal to the Annual Bonus Executive would have received hereunder pursuant to Sec-tion 3(b) here-of, pro-rat-ed to the date of such termina-tion of employ-ment. Executive shall have no duty to mitigate damages by seeking alternative employment following any such termination.

10 Successors and Assigns; Binding Agreement: This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consol-idation, purchase of assets or otherwise, all or substan-tially all of the Company's assets and business.

11 Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions there-of he may have managed which is then in or thereaf-ter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the forego-ing as well as any other materials or equip-ment sup-plied by the Compa-ny to Execu-tive.

12 Entire Agreement: This Agreement, together with the Stock Option agreement referenced in Section 3(c) hereof, sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and nei-ther party shall be bound by any term or condi-tion with re-spect to the sub-ject matter of this Agreement other than as ex-press-ly set forth or pro-vid-ed for herein. This Agree-ment may not be changed or modi-fied except by an agree-ment in writing, signed by the parties hereto.

13 Each Party the Drafter: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

14 Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agree-ment shall not operate as a waiver of any other breach or default.

15 Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be exces-sively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent al-lowed by applicable law.

16 Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appro-priate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:	OLB.com, Inc. 1120 Avenue of the Americas New York, New York 10010 [Attn: Board of Directors]
If to Executive:	Ronny Yakov 77 West 24th Street New York, NY 10010

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

17 Governing Law: This Agreement shall be gov-erned by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

18 Descriptive Headings: The paragraph head-ings and recitals con-tained herein are for reference pur-pos-es only and shall not in any way affect the meaning or interpre-tation of this Agree-ment.